Exhibit 99.1

POLICIES FOR MANAGEMENT

OF

THE MARVEL BUSINESSES

The following sets forth certain policies and principles which shall be adopted and implemented with respect to the management and operation of the Marvel Characters businesses, all of which are subject to the authority of the Chief Executive Officer of The Walt Disney Company (“Disney”) to take such actions as are in the best interests of the shareholders of Disney.

Marvel Characters Licensing and Publishing

The Marvel Characters licensing and publishing businesses will oversee the continued development of merchandise licensing and publishing based upon the Marvel Universe of characters. The intent of these policies and principles is that the merchandise licensing and publishing businesses conducted by Marvel prior to the Merger shall be continued under the supervision of Isaac Perlmutter, and Mr. Perlmutter will be responsible for integrating the Marvel Characters licensing and publishing operations within Disney as appropriate, with the intention of maximizing their overall value to Disney’s shareholders.

Management Responsibilities

Isaac Perlmutter shall be the President and most senior executive officer with regard to the Marvel Characters licensing and publishing businesses, reporting directly to the Disney Chief Executive Officer, Robert A. Iger. In that role, and subject to the ultimate authority of Disney’s Chief Executive Officer, Mr. Perlmutter will (1) lead, oversee and have responsibility for the operations of the licensing and publishing of the Marvel Characters and properties, however, the finance, legal, and HR staff associated with these businesses shall also report into Disney’s finance, legal, and HR functions consistent with other such functions within Disney; (2) coordinate these efforts with the Disney Consumer Products group to maximize the value of the Marvel Characters businesses for Disney as a whole; (3) be actively involved and actively participate at all stages in the development, review, revision and approval of budgets for the feature films and other live action and animated productions based on the Marvel Universe; and (4) oversee employee hiring, termination and compensation practices of the Marvel Characters licensing and publishing businesses, with the understanding that those compensation practices shall be consistent with the general compensation practices of Disney.

Location

The Marvel Characters licensing and publishing businesses will continue to be based in their current cities. Mr. Perlmutter shall be permitted to perform his management role from those offices or from Florida.